Exhibit 99.1

ARBOR REALTY TRUST, INC.

AMENDMENT TO THE BYLAWS (Effective December 6, 2007)

The Bylaws of the Corporation are hereby amended by deleting Sections 1, 2 and 3 of Article VII thereof in their entirety and inserting the following in lieu thereof:

"Section 1.    CERTIFICATES.  The Corporation may issue some or all of the shares of any or all of the Corporation's classes or series of stock without certificates if authorized by the Board of Directors.  In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in the manner permitted by the MGCL.  In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL, the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.  There shall be no differences in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.  If a class or series of stock is authorized by the Board of Directors to be issued without certificates, no stockholder shall be entitled to a certificate or certificates representing any shares of such class or series of stock held by such stockholder unless otherwise determined by the Board of Directors and then only upon written request by such stockholder to the secretary of the Corporation.

Section 2.    TRANSFERS.  All transfers of stock shall be made on the books of the Corporation, by the holder of the shares, in person or by his or her attorney, in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed.  The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors that such shares shall no longer be represented by certificates.  Upon the transfer of uncertificated shares, to the extent then required by the MGCL, the Corporation shall provide to record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the charter of the Corporation and all of the terms and conditions contained therein.

Section 3.    REPLACEMENT CERTIFICATE.  Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors has determined such certificates may be issued.  Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation."